EXHIBIT 21.01

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                         SUBSIDIARIES
                              OF
                    RIO HOTEL & CASINO, INC.



                              STATE OF              PARENT
       NAME                 INCORPORATION           COMPANY
----------------------------------------------------------------------
Rio Properties, Inc.           Nevada         Rio Hotel & Casino, Inc.

Rio Leasing, Inc.              Nevada         Rio Hotel & Casino, Inc.

Rio Development Company, Inc.  Nevada         Rio Hotel & Casino, Inc.

Rio Resort Properties, Inc.    Nevada         Rio Hotel & Casino, Inc.

Cinderlane, Inc.               Nevada         Rio Properties, Inc.

HLG, Inc.                      Nevada         Rio Properties, Inc.

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